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                                                                    Exhibit 4(j)

RIDER - GUARANTEED MINIMUM ACCUMULATION BENEFIT

The Penn Mutual Life Insurance Company (the "Company") agrees, subject to and in accordance with the provisions of this supplemental agreement, to provide the Guaranteed Minimum Accumulation Benefit described below.

This agreement is a part of the contract to which it is attached. It is subject to all of the provisions of the contract unless stated otherwise in this agreement.

This rider may be purchased on the Contract Date or on any subsequent Contract Anniversary, provided that the date of purchase is at least ten years prior to the Annuity Date.

The rider may not be purchased if it had been previously attached to the same annuity contract and was terminated.

BENEFIT PERIOD - The Benefit Period for this rider is ten years after either:
      (a) the rider effective date; or
      (b) a Step-Up Benefit Date.

GUARANTEED MINIMUM ACCUMULATION BENEFIT - When this rider is in effect, the Guaranteed Minimum Accumulation Benefit will be equal to (a) plus (b) minus (c) where:
      (a) is the Contract Value at the start of the Benefit Period;
      (b) is the amount of each subsequent Purchase Payment and Purchase Payment Enhancement received during the first contract year of the Benefit Period; and
      (c) is an adjustment for withdrawals taken during the Benefit Period.

If the Guaranteed Minimum Accumulation Benefit exceeds the Contract Value at the end of the Benefit Period, the Company will increase such Contract Value to equal the Guaranteed Minimum Accumulation Benefit.

At the end of the Benefit Period, the Owner can elect to renew the Guaranteed Minimum Accumulation Benefit for a new Benefit Period.

ADJUSTMENTS FOR WITHDRAWALS - The Guaranteed Minimum Accumulation Benefit will be reduced by a proportional amount of any partial withdrawals of Contract Value. The reductions in the Guaranteed Minimum Accumulation Benefit occur as of the date of each applicable partial withdrawal.

The amount of the reduction in relation to the amount of partial withdrawals is calculated as follows:
      The Guaranteed Minimum Accumulation Benefit after the withdrawal equals the Guaranteed Minimum Accumulation Benefit immediately before the withdrawal less the multiplication of (i) and (ii), where
         (i) is the Guaranteed Minimum Accumulation Benefit immediately before the withdrawal and
         (ii) is a ratio of (A) over (B) where
              (A) is the current withdrawal amount; and
              (B) is the Contract Value immediately before the withdrawal.

STEP-UP BENEFIT AND STEP-UP BENEFIT DATE - A Step-Up Benefit is the increase in the Guaranteed Minimum Accumulation Benefit to an amount equal to 100% of the Contract Value as of the Step-Up Benefit Date. The Step-Up Benefit Date is any Contract Anniversary starting with the fifth anniversary of the Effective Date of this rider on which the Owner elects a Step-Up Benefit.

The Contract Owner may elect to increase the Guaranteed Minimum Accumulation Benefit through the use of the Step-Up Benefit as of the Step-Up Benefit Date. Such an election must be made in writing by the Contract Owner and received by the Company, in good order, at least thirty days prior to the contract anniversary on which the Step-Up Benefit is effective.

Once a Step-Up Benefit has been elected and is effective, a new Benefit Period will commence as of the most recent Step-Up Date and the previously effective Step-Up Benefit will terminate. Another Step-Up Benefit cannot be elected until after the fifth anniversary of the most recent Step-Up Benefit date.

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RIDER - GUARANTEED MINIMUM ACCUMULATION BENEFIT (CONTINUED)

MONTHLY CHARGE - On an annual basis the Monthly Charge will be a percentage of the monthly Contract Value that is allocated to the Variable Account. The Monthly Charge will not exceed the value shown on Page 3. If a Step-Up Benefit is elected, the Monthly Charge may be increased, but not above the then current charge applicable to the class of Contact Owners then electing this benefit.


ASSET ALLOCATION REQUIREMENT - The Company reserves the right to make the availability of the Guaranteed Minimum Accumulation Benefit contingent upon the investment of the entire Contract Value for the full Benefit Period according to an asset allocation program established by the Company for this agreement.

TERMINATION OF AGREEMENT - This agreement will terminate.

       a) at the end of the Benefit Period if the Guaranteed Minimum Accumulation Benefit is not renewed;
       b) on the contract anniversary immediately following receipt by the Company of a written request by the Owner to discontinue the agreement;
       c) full surrender of the contract;
       d) date of the first death of an Owner or the date of death of the last surviving annuitant;
       e) annuitization.

EFFECTIVE DATE - The Effective Date of this agreement is the same as the Contract Date of this policy unless another effective date is shown below.

The Penn Mutual Life Insurance Company


/s/ Robert E. Chappell

Chairman and Chief Executive Officer




A015907R